Exhibit 2

PERSONAL AND CONFIDENTIAL

May 11, 1998

Wolters Kluwer PLC
Avenue House
131-133 Holland Park Avenue
London, W11 4UT
United Kingdom

Attention:  Mr. Peter van Wel
            President, Wolters Kluwer U.S. Corporation

Dear Mr. van Wel:

In connection with your consideration of a possible transaction with Ovid Technologies, Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information (whether written, electronically recorded or oral) concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" shall also be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or any of your directors, officers, employees, agents or advisors (including without limitation attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"). The term "Evaluation Material" does not include information which (i) can be shown by written evidentiary materials already in your possession, provided that such information is not known by you, after due inquiry, to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (ii) becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your Representatives; provided, however, that (i) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible

Wolters Kluwer PLC
May 11, 1998
Page Two


transaction between the Company and you (it being understood that such Representatives shall be informed by you of the confidential nature of such information, shall be directed by you to treat such information confidentially, and who shall agree to be bound by the terms and conditions of this Agreement), and (ii) any disclosure of such information may be made to which the Company consents in writing. You hereby agree to be responsible for any breach of this Agreement by any of your Representatives (including any of your representatives who, subsequent to the first date of disclosure of Evaluation Material hereunder, become former Representatives) and shall take all necessary measures to restrain your Representatives (or former Representatives) from unauthorized disclosure or use of Evaluation Material.

You hereby acknowledge that you are aware, and that you will advise such of your Representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that you will not propose to the Company or any other person any transaction between you and the Company and/or its security holders or involving any of its securities or security holders unless the Company shall have requested in writing that you make such a proposal, and that you will not acquire, or assist, advise, participate with or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company's securities, businesses or assets for a period of twelve months from the date of this letter unless the Company shall have consented in advance in writing to such acquisition. You further agree, during such twelve-month period, not to request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or take any action which might require the Company to make a public announcement regarding the possibility of a transaction. You also agree that the Company shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this paragraph and that you shall not oppose the granting of such relief.

Wolters Kluwer PLC
May 11, 1998
Page Three


Such remedy shall not be deemed to be the exclusive remedy, but shall be in addition to all other remedies available at law or equity to the Company.

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material.

In the event that the Company so requests or you do not proceed with the transaction which is the subject of this Agreement within a reasonable time, you shall promptly redeliver to the Company all written Evaluation Material and any other material containing or reflecting any Evaluation Material (whether prepared by the Company or its advisors, you or your Representatives, or otherwise in whatever form, together with all computer files, summaries, extracts, abstracts, other documents or storage media which contain Evaluation Material information in any form) and will not retain any copies, extracts or other reproductions in whole or in part of such material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your respective obligations hereunder.

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this Agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this Agreement, for the matters specifically agreed to herein. This Agreement may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving this Agreement.

Wolters Kluwer PLC
May 11, 1998
Page Four



This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

OVID TECHNOLOGIES, INC.



By: /s/ GOLDMAN, SACHS & CO.
    --------------------------
        Goldman, Sachs & Co.
        on behalf of Ovid Technologies, Inc.



Confirmed and Agreed to:

Peter van Wel



By: /s/ PETER W. VAN WEL
-------------------------
Date: 5/18/98